Exhibit 10.40

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of April 3, 2017, by and between BRE/HC LAS VEGAS PROPERTY HOLDINGS, L.L.C., a Delaware limited liability company (“Landlord”), and RIMINI STREET, INC., a Nevada corporation (“Tenant”).

RECITALS

A.
Landlord (as successor in interest to MS Crescent 3993 Hughes SPV, LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated May 22, 2013, as previously amended by the First Amendment dated October 8, 2014 (the “First Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 15,030 rentable square feet (the “Existing Premises”) described as Suite No. 780 on the 7th floor and Suite No. 500 on the 5th floor of the building located at 3993 Howard Hughes Parkway, Las Vegas, Nevada (the “Building”).

B.	The Lease will expire by its terms on December 31, 2021 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.
The parties wish to (i) terminate the Lease with respect to the portion of the Existing Premises containing approximately 3,315 rentable square feet described as Suite No. 780 on the 7th floor of the Building and originally identified as the Premises in Section 1.C of the Lease (the “Reduction Space”) (the Existing Premises, less the Reduction Space, is referred to herein as the “Balance of the Existing Premises”), and (ii) expand the Premises (defined in the Lease) to include the additional space containing approximately 11,373 rentable square feet described as Suite Nos. 530, 540 and 550 on the 5th floor of the Building and shown on Exhibit A attached hereto (the “2017 Expansion Space”), all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Extension.  The term of the Lease is hereby extended through the last day of the 66th full calendar month beginning on or after the 2017 Expansion Effective Date (defined in Section 2.2.A below) (the “Second Extended Expiration Date”).  The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Second Extended Term”.

2.	Reduction and 2017 Expansion.

2.1	Reduction.

A.
Reduction Space Expiration Date.  Subject to the terms hereof, the term of the Lease shall expire, with respect to the Reduction Space only, on the date occurring 21 days after the mutual execution and delivery of this Amendment (the “Reduction Space Expiration Date”) with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Reduction Space on the Reduction Space Expiration Date (the “Reduction”).  Without limiting the foregoing:

1.	Tenant shall surrender the Reduction Space to Landlord in accordance with the terms of the Lease on or before the Reduction Space Expiration Date.

2.
Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Reduction Space for the period up to and including the Reduction Space Expiration Date, even though billings for such amounts may occur after the Reduction Space Expiration Date.

3.	Tenant’s restoration obligations with respect to the Reduction Space shall be as set forth in the Lease.

4.
If Tenant fails to surrender any portion of the Reduction Space on or before the Reduction Space Expiration Date, Tenant’s tenancy with respect to the Reduction Space shall be subject to Article 24 of the Lease.

5.
Any other rights or obligations of Landlord or Tenant under the Lease relating to the Reduction Space that, in the absence of the Reduction, would have survived the expiration date of the Lease shall survive the Reduction Space Expiration Date.

B.
Reduction Space During 2017.  Notwithstanding any contrary provision of this Amendment or the Lease, during the period beginning (retroactively) on January 1, 2017 and ending on the Reduction Space Expiration Date, (i) Tenant shall not be required to pay Base Rent or Tenant’s Pro Rata Share of Operating Expenses with respect to the Reduction Space, and (ii) Tenant shall not be permitted to use the Reduction Space for the operation of its business (as distinguished from the storage of its furniture, fixtures and equipment and the performance of its restoration and surrender obligations under the Lease).  All amounts paid by Tenant before the date of mutual execution and delivery of this Amendment in respect of Base Rent and/or Tenant’s Pro Rata Share of Operating Expenses for the Reduction Space for any period following December 31, 2016 shall be credited, until exhausted, toward the installments of Base Rent and Tenant’s Pro Rata Share of Operating Expenses that (a) are payable for the Balance of the Existing Premises under the Lease, as amended hereby, and (b) next come due after the date of mutual execution and delivery of this Amendment.

2.2
2017 Expansion.  From and after the 2017 Expansion Effective Date (defined in Section 2.2.A below), the Premises shall be, collectively, the Balance of the Existing Premises and the 2017 Expansion Space, subject to the terms hereof.  The term of the Lease for the 2017 Expansion Space (the “2017 Expansion Term”) shall commence on the 2017 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Second Extended Expiration Date.  From and after the 2017 Expansion Effective Date, the 2017 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein.  Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the 2017 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the 2017 Expansion Space.  From and after the 2017 Expansion Effective Date, the Balance of the Existing Premises and the 2017 Expansion Space shall be known collectively as “Suite 500”.

A.
2017 Expansion Effective Date.  As used herein, “2017 Expansion Effective Date” means the earlier to occur of (i) the date on which Tenant first conducts business in the 2017 Expansion Space, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be September 1, 2017 (the “Target 2017 Expansion Effective Date”).  The adjustment of the 2017 Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent for the 2017 Expansion Space shall be Tenant’s sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target 2017 Expansion Effective Date.

B.
Confirmation Letter.  At any time after the 2017 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein.  Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) business days after receiving it.

3.	Base Rent.

3.1	2017 Expansion Space During 2017 Expansion Term. With respect to the 2017 Expansion Space during the 2017 Expansion Term, the schedule of Base Rent shall be as follows:

Period During 2017 Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
2017 Expansion Effective Date through last day of 12th full calendar month of 2017 Expansion Term	$36.60	$34,687.65
13th through 24th full calendar months of 2017 Expansion Term	$37.70	$35,730.18
25th through 36th full calendar months of 2017 Expansion Term	$38.83	$36,801.13
37th through 48th full calendar months of 2017 Expansion Term	$39.99	$37,900.52
49th through 60th full calendar months of 2017 Expansion Term	$41.19	$39,037.82
61st full calendar month of 2017 Expansion Term through last day of 2017 Expansion Term	$42.43	$40,213.03

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent for the 2017 Expansion Space shall be abated, in the amount of $34,687.65 per month, for the first six (6) full calendar months of the 2017 Expansion Term; provided, however, that a default by Tenant beyond any applicable cure period exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such default is cured.

3.2	Balance of the Existing Premises During Second Extended Term. With respect to the Balance of the Existing Premises during the Second Extended Term, the schedule of Base Rent shall be as follows:

Period of Second Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Second Extension Date through last day of Second Extended Term	$42.43	$41,422.29

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.
Security Deposit; Letter of Credit.  No increase in the amount of the Security Deposit or the Letter of Credit shall be required in connection with this Amendment.  However, Section 4.2.F of the First Amendment (providing for a reduction in the Letter of Credit Amount under certain circumstances) is hereby deleted in its entirety from the Lease.  Accordingly, and for the avoidance of doubt, (a) the amount of the Security Deposit required under Article 6 of the Lease on the date hereof and through the balance of the term of the Lease is and shall be $9,613.50, and (b) the amount of the Letter of Credit required under Section 4.2 of the First Amendment on the date hereof and through the balance of the term of the Lease is and shall be $203,841,00.

5.	Tenant’s Pro Rata Share.

5.1
2017 Expansion Space During 2017 Expansion Term.  With respect to the 2017 Expansion Space during the 2017 Expansion Term, Tenant’s Pro Rata Share shall be 6.3695% (as determined after giving effect to Section 9.1 below).

5.2
Balance of the Existing Premises.  With respect to the Balance of the Existing Premises during the Second Extended Term, Tenant’s Pro Rata Share shall be 6.5610% (as determined after giving effect to Section 9.1 below).

6.	Operating Expenses.

6.1
2017 Expansion Space During 2017 Expansion Term.  With respect to the 2017 Expansion Space during the 2017 Expansion Term, Tenant shall pay for Tenant’s Pro Rata Share of Operating Expenses in accordance with the terms of the Lease; provided, however, that, with respect to the 2017 Expansion Space during the 2017 Expansion Term, the Base Year for Operating Expenses shall be 2017.

6.2
Balance of the Existing Premises During Second Extended Term.  With respect to the Balance of the Existing Premises during the Second Extended Term, Tenant shall pay for Tenant’s Pro Rata Share of Operating Expenses in accordance with the terms of the Lease; provided, however, that, with respect to the Balance of the Existing Premises during the Second Extended Term, the Base Year for Operating Expenses shall be 2017.

7.	Improvements to Balance of the Existing Premises and 2017 Expansion Space.

7.1
Condition and Configuration of Balance of the Existing Premises and 2017 Expansion Space.  Tenant acknowledges that it is in possession of the Balance of the Existing Premises and that it has inspected the 2017 Expansion Space, and agrees to accept each such space in its existing condition and configuration (or, in the case of the 2017 Expansion Space, in such other condition and configuration as any existing tenant of the 2017 Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2
Responsibility for Improvements to Balance of the Existing Premises and 2017 Expansion Space.  Landlord shall perform improvements to the Balance of the Existing Premises and the 2017 Expansion Space in accordance with Exhibit B attached hereto.

8.
Representations.  Tenant represents and warrants that, as of the date hereof and the Reduction Space Expiration Date: (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease, and (b) Tenant has not subleased the Reduction Space or made any disposition, assignment or-conveyance of the Lease or Tenant’s interest therein.

9.
Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1
Re-measurement of Building.  Landlord and Tenant acknowledge and agree that (a) Landlord has re-measured the Building and that, according to such re-measurement, the rentable area of the Building is 178,555 square feet, and (b) from and after the 2017 Expansion Effective Date, the rentable square footage of the Building shall be deemed to be the square footage set forth in the preceding clause (a).

9.2
Early Entry.  Tenant may enter the 2017 Expansion Space on the date that Landlord reasonably estimates will be 21 days before the 2017 Expansion Effective Date, solely for the purpose of installing equipment, furnishings and other personal property (including telecommunications and data cabling) in the 2017 Expansion Space.  Other than the obligation to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses for the 2017 Expansion Space, all of Tenant’s obligations hereunder shall apply during any period of such early entry.  Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant’s rights to enter the 2017 Expansion Space pursuant to this Section 9.2 if Landlord reasonably determines that such entry is endangering individuals working in the 2017 Expansion Space or is delaying completion of the Tenant Improvement Work (defined in Exhibit B).

9.3	Parking.

A.
Reduction Space.  From and after the date immediately following the Reduction Space Expiration Date, Tenant shall no longer have any right to use the parking spaces described in the second and third sentences of Section 1 of Exhibit E to the Lease (consisting of (a) two (2) parking spaces in the reserved covered portion of the Parking Structure, (b) four (4) parking spaces in the unreserved covered portion of the Parking Structure, and (c) two (2) parking spaces in the unreserved, rooftop, uncovered portion of the Parking Structure).

B.
2017 Expansion Space.  During the 2017 Expansion Term, Tenant shall retain its parking rights as provided in the Lease (as amended by Section 9.3.A above) and, in addition thereto, shall be entitled to use (a) 45 parking spaces in the unreserved covered portion of the Parking Structure, and (b) 23 parking spaces in the unreserved uncovered portion of the Parking Structure.  Tenant’s use of such additional parking spaces shall be subject to Exhibit E to the Lease; provided, however, that the Parking Fees for 22 of such additional unreserved covered spaces and 11 of such additional unreserved uncovered spaces shall be (i) 50% of Landlord’s then current rate during the first 12 months of the 2017 Expansion Term, and (ii) 75% of Landlord’s then current rate during the second 12 months of the 2017 Expansion Term.

9.4
Option to Extend.  Tenant shall retain its existing one (1) renewal period for five (5) years as set forth in RIDER NO. 1, “OPTION TO EXTEND” of the Lease; provided, however, that all references therein to “Extended Term” shall be deleted and “Second Extended Term” shall be substituted therefor.

9.5
Deleted Provisions.  The following provisions are hereby deleted in their entirety from the Lease: (a) Section 3.D of the Lease, entitled “Early Termination,” and (b) Section 10 of the First Amendment, entitled “Right of First Offer.”

9.6
Discounted Hourly HVAC Charge.  The Discounted Hourly HVAC Charge per calendar year set forth in Section 7.A(2) of the Lease shall apply (a) to the 2017 Expansion Space during the 2017 Expansion Term, and (b) to the Balance of the Existing Premises during the Second Extended Term.

9.7
Base Year Operating Expenses.  Notwithstanding any contrary provision of the Lease, (a) Operating Expenses shall exclude any capital expenditure that is incurred during or before the Base Year; and (b) Operating Expenses for the Base Year shall exclude (i) any market-wide cost increase resulting from extraordinary circumstances, and (ii) at Landlord’s option, the cost of any repair or replacement that is made necessary by a fire or other casualty; provided, however, that if (x) any amounts of a given type (as determined in good faith by Landlord) that would otherwise be included in Operating Expenses for the Base Year are excluded from such Operating Expenses pursuant to the preceding clause (b) (collectively, an “Excluded Base Year Amount”), and (y) any amounts of the same type (as determined in good faith by Landlord) are incurred in, and would otherwise be included in Operating Expenses for, any calendar year following the Base Year, then such amounts incurred in such calendar year shall be included in Operating Expenses for such calendar year only to the extent, if any, that they collectively exceed such Excluded Base Year Amount.

9.8
Compliance with Law.  If, as a result of Tenant’s performance of any work (including any alteration, repair or maintenance), Landlord becomes required under Law to perform any inspection, give any notice, or cause such work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance.  If a change to any common area, the Building structure, or any Building system located outside of and not exclusively serving the Premises becomes required under Law (or if any such requirement is enforced) as a result of any improvement or alteration of the Premises, or as a result of any particular use of the Premises (as distinguished from general office use), then Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to 5% of the cost of such change.

9.9	Indemnity. Section 13 of the Lease is hereby amended in its entirety to read as follows:

Tenant shall indemnify, defend, protect, and hold Landlord, its Mortgagee(s) (defined in Article 25), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, collectively, the “Landlord Parties”) harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from any negligence, willful misconduct or breach of this Lease of or by Tenant, any subtenant or licensee of Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees (each, an “Act of Tenant”), except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party or any contractor of any Landlord Party (each, an “Act of Landlord”).  Landlord shall indemnify, defend, protect, and hold Tenant, its (direct or indirect) owners, and their respective beneficiaries, trustees, officers, directors, employees and agents (including Tenant, collectively, the “Tenant Parties”) harmless from any Claim that is imposed or asserted by any third party and arises from any Act of Landlord, except to the extent such Claim arises from any Act of Tenant.

9.10	[Intentionally Omitted.]

9.11
Waiver of Subrogation.  For purposes of Section 15 of the Lease, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed a Landlord Party.

9.12
Building Name.  Tenant shall not (a) use any name of the Building or the project of which the Building is a part (the “Project”) for any purpose other than (i) to identify the address of the business to be conducted by Tenant in the Premises, and (ii) with the symbol “®”; (b) use any image of the Building or Project (i) in any advertising or other publicity without Landlord’s prior consent (which shall not be unreasonably withheld), or (ii) for any purpose other than to identify the address of the business to be conducted by Tenant in the Premises; or (c) use any name or image of the Building or Project as part of the name of Tenant’s business or in any manner that would infringe any trade name, trade mark, copyright or similar right of Landlord or any third party in or to any name or image of the Building or Project.  Without limiting the foregoing, Tenant shall not, in any signage displayed at the Building or Project, on its website, or in any other advertising or promotional material, identify, describe, or refer to itself or its business as “[Tenant’s name or trade name] [name of Building or Project]” or “[Tenant’s name or trade name] At [name of Building or Project].”

9.13	Address of Landlord. Effective as of the date hereof, Landlord’s Notice Address is the following:

BRE/HC LAS VEGAS PROPERTY HOLDINGS, L.L.C.
3800 Howard Hughes Parkway, Suite 140
Las Vegas, NV 89169
Attn: Property Manager

with copies to:

BRE/HC LAS VEGAS PROPERTY HOLDINGS, L.L.C.
c/o Equity Office
1810 Gateway Drive, Suite 230
San Mateo, CA 94404
Attn:  Managing Counsel

and

Equity Office
222 S. Riverside Plaza, Suite 2000
Chicago, IL 60606-6115
Attn:  Lease Administration

10.	Right of First Offer.

10.1	Grant of Option; Conditions.

A.
Subject to the terms of this Section 10, Tenant shall have a right of first offer (“Right of First Offer”) with respect to the entirety (and each portion) of the rentable area on the fourth (4th) floor of the Building (such area or portion thereof; a “Potential Offering Space”).  Tenant’s Right of First Offer shall be exercised as follows: At any time after Landlord has determined that a Potential Offering Space has become Available (defined below), but before leasing such Potential Offering Space to a third party, Landlord, subject to the terms of this Section 10 shall provide Tenant with a written notice (for purposes of this Section 10, an “Advice”) advising Tenant of the material terms on which Landlord is prepared to lease such Potential Offering Space (sometimes referred to herein as an “Offering Space”) to Tenant, which terms shall be consistent with Section 10.2 below.  For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows: (i) if such Potential Offering Space is not leased to a third party as of the date of mutual execution and delivery of this Amendment, such Potential Offering Space shall be deemed to become Available when Landlord has located a prospective tenant that may be interested in leasing such Potential Offering Space; and (ii) if such Potential Offering Space is leased to a third party tenant as of, or at any time after, the date of mutual execution and delivery of this Amendment, such Potential Offering Space shall be deemed to become Available when Landlord has determined that such third-party tenant, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space.  Upon receiving an Advice, Tenant may lease the Offering Space, in its entirety only, on the terms set forth in the Advice, by delivering to Landlord a written notice (for purposes of this Section 10, a “Notice of Exercise”) within seven (7) business days after receiving the Advice.

B.
If Tenant receives an Advice but does not deliver a Notice of Exercise within the period of time required under Section 10.1.A above, Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.

C.
Notwithstanding any contrary provision hereof; (i) Landlord shall not be required to provide Tenant with an Advice if any of the following conditions exists when Landlord would otherwise deliver the Advice; and (ii) if Tenant receives an Advice from Landlord, Tenant shall not be entitled to lease the Offering Space based on such Advice if any of the following conditions exists:

(1)	a default beyond any applicable cure period exists;

(2)	all or any portion of the Premises is sublet (other than pursuant to a Permitted Transfer); or

(3)	the Lease has been assigned (other than pursuant to a Permitted Transfer); or

If, by operation of the preceding sentence, Landlord is not required to provide Tenant with an Advice, or Tenant, after receiving an Advice, is not entitled to lease the Offering Space based on such Advice, then Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.

10.2	Terms for Offering Space.

A.
The term for the Offering Space shall be the longer of (i) coterminous with the term for the balance of the Premises, or (ii) 60 calendar months (together with any partial calendar month occurring at the beginning of such 60-calendar-month period).  The Option to Extend set forth in Rider I to the Lease shall not apply to the Offering Space unless the term of the Offering Space is coterminous with the term for the balance of the Premises.

B.
The term for the Offering Space shall commence on the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Premises subject to the provisions of the Lease; provided, however, that the provisions of the Advice (including the provision of the Advice establishing the expiration date for the Offering Space) shall prevail to the extent they conflict with the provisions of the Lease.

C.
Tenant shall pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses for the Offering Space in accordance with the provisions of the Advice, which shall reflect the Prevailing Market (defined in Section 10.5 below) rate for the Offering Space as determined in Landlord’s reasonable judgment.

D.
Except as may be otherwise provided in the Advice, (i) the Offering Space shall be accepted by Tenant in its configuration and condition existing when Landlord tenders possession of the Offering Space to Tenant, without any obligation on the part of Landlord to perform or pay for any alterations or improvements thereto; and (ii) if Landlord is delayed in delivering possession of the Offering Space by any holdover or unlawful possession of the Offering Space by any party, Landlord shall use reasonable efforts to obtain possession of the Offering Space and any obligation of Landlord to tender possession of, permit entry to, or perform alterations to the Offering Space shall be deferred until after Landlord has obtained possession of the Offering Space.

10.3	Termination of Right of First Offer; Ongoing Right.

A.
Notwithstanding any contrary provision hereof, Landlord shall not be required to provide Tenant with an Advice, and Tenant shall not be entitled to exercise its Right of First Offer, after the expiration or earlier termination of the Lease.

B.
If Landlord leases a Potential Offering Space to a third party as permitted under Section 10.1 above and subsequently determines that such Potential Offering Space has again become Available, then the provisions of this Section 10 shall apply again to such Potential Offering Space.

10.4
Offering Amendment.  If Tenant validly exercises its Right of First Offer, Landlord, within a reasonable period of time thereafter, shall prepare and deliver to Tenant an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, the rentable square footage of the Premises, Tenant’s Pro Rata Share, and other appropriate terms in accordance with this Section 10.  Tenant shall execute and return the Offering Amendment to Landlord within 15 days after receiving it, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

10.5
Definition of Prevailing Market.  For purposes of this Section 10 “Prevailing Market” means the arms-length, fair-market, annual rental rate per rentable square foot, under renewal and expansion leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder, for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the Las Vegas, Nevada area.  The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; and (ii) any material differences in configuration or condition between the Offering Space and any comparison space.

10.6	[Intentionally Omitted.]

10.7
Subordination.  Notwithstanding any contrary provision hereof, Tenant’s Right of First Offer shall be subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

11.	Miscellaneous.

11.1
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

11.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

11.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

11.4
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Neither party shall be bound by this Amendment until it has been executed and delivered by both parties.

11.5	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

11.6
Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Colliers Nevada LLC, a Nevada limited liability company) claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

BRE/HC LAS VEGAS PROPERTY HOLDINGS, L.L.C.,
a Delaware limited liability company

By:	/s/ John Woo

Name:	John Woo

Title:	VP Portfolio Management

TENANT:

RIMINI STREET, INC.,
a Nevada corporation

By:	/s/ Thomas Shay

Name:	Thomas Shay

Title:	SVP and CIO

EXHIBIT A

OUTLINE AND LOCATION OF 2017 EXPANSION SPACE

See Attached

Preliminary Plan

FLOOR PLAN 9,509 USF

SCALE: [illegible] 11,373 RSF

EXHIBIT B

WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings:

(i)	“Premises” means the Balance of the Existing Premises and 2017 Expansion Space;

(ii)	“Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter; and

(iii)	“Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1.	ALLOWANCE.

1.1          Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $618,085.00 to be applied toward the Allowance Items (defined in Section 1.2 below).  Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter.

1.2          Disbursement.  Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of the Architect (defined in Section 2.1 below); (b) the cost of preparing the Engineering Drawings (defined in Section 3.2 below); (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including after-hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (e) the cost of any change to the base, shell or core of the Premises or Building required by the Approved Plans (defined in Section 2.7 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (f) the cost of any change to the Approved Plans or the Tenant Improvement Work required by Law; (g) the Landlord Supervision Fee (defined in Section 3.4.1 below); (h) sales and use taxes; and (i) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

1.3          Disbursement for Other Allowance Items.  If any portion of the Allowance remains unused after all Allowance Items have been fully paid, then, upon Tenant’s request, and subject to Section 1.4 below, Landlord shall disburse the Allowance to Tenant to pay the reasonable costs of relocating and installing in the Premises Tenant’s furniture, fixtures, equipment, data and telecommunications cabling, and other personal property, within 30 days after receiving paid invoices from Tenant with respect to such costs (the “Other Allowance Items”).  Tenant shall be responsible for all costs of the Other Allowance Items to the extent such costs exceed the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter.

1.4          Deadline for Use of Allowance.  Notwithstanding any contrary provision of this Amendment, if, for any reason other than a breach by Landlord of its obligations under this Amendment or a failure of Landlord to use good faith efforts to complete the Tenant Improvement Work in a timely manner, the entire Allowance is not used by December 31, 2017, then the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2.	ARCHITECTURAL PLANS; PRICING.

2.1          Selection of Architect.  Landlord shall retain Ethos 3 or another architect/space planner of Landlord’s choice (the “Architect”) to prepare the Architectural Drawings (defined in Section 2.5 below).

2.2          [Intentionally Omitted.]

2.3          Approved Space Plan.  Landlord and Tenant acknowledge that they have approved the scope of work described in the space plan with pricing notes for the Premises dated January 19, 2017 prepared by Ethos Three Architecture, excluding any provision thereof that is inconsistent with any provision of this Amendment (the “Approved Space Plan”).

2.4          Additional Programming Information.  Tenant shall deliver to Landlord, in writing, all information (including all interior and special finishes) that, when combined with the Approved Space Plan, will be sufficient to complete the Architectural Drawings, together with all information (including all electrical requirements, telephone requirements, special HVAC requirements, and plumbing requirements) that, when combined with the Approved Space Plan, will be sufficient to complete the Engineering Drawings (collectively, the “Additional Programming Information”).  The Additional Programming Information shall be (a) consistent with the Approved Space Plan, (b) consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, the “Landlord Requirements”), and (c) otherwise subject to Landlord’s reasonable approval.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Amendment.  If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s approval.  Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information.  Such approved Additional Programming Information shall be referred to herein as the “Approved Additional Programming Information.” If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or other contractors or consultants of Landlord to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof and, subject to Section 1 above, all costs relating thereto.

2.5          Architectural Drawings.  After approving the Additional Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant the final architectural (and, if applicable, structural) working drawings for the Tenant Improvement Work that are in a form that (a) when combined with any programming information that is contained in the Approved Space Plan or the Approved Additional Programming Information but not expressly incorporated into such working drawings, will be sufficient to enable the Contractor (defined in Section 3.1 below) and its subcontractors to bid on the Tenant Improvement Work, and (b) when combined with any Approved Engineering Drawings (defined in Section 3.2 below), will be sufficient to obtain the Permits (defined in Section 3.3 below) (the “Architectural Drawings”).  The Architectural Drawings shall conform to the Approved Space Plan and the Approved Additional Programming Information.  The Architect’s preparation and delivery of the Architectural Drawings shall occur within 20 business days after the later of Landlord’s approval of the Additional Programming Information or the mutual execution and delivery of this Amendment.  Tenant shall approve or disapprove the Architectural Drawings by notice to Landlord.  If Tenant disapproves the Architectural Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Architectural Drawings.  After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Architectural Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Architectural Drawings that conflicts with the Landlord Requirements or is otherwise reasonably disapproved by Landlord.  Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Amendment if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such mutual execution and delivery) if such revision is material.  Such procedure shall be repeated as necessary until Tenant has approved the Architectural Drawings.  Such approved Architectural Drawings shall be referred to herein as the “Approved Architectural Drawings.”

2.6	Construction Pricing.

2.6.1          Construction Pricing Proposal.  Within 15 business days after the Architectural Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord’s reasonable estimate (the “Construction Pricing Proposal”) of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Architectural Drawings and the Approved Additional Programming Information.  Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal.  If Tenant disapproves the Construction Pricing Proposal, Tenant’s notice of disapproval shall be accompanied by proposed revisions to the Approved Architectural Drawings and/or the Approved Additional Programming Information that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.7 below.  Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant.  Upon Tenant’s approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and begin construction relating to such items.

2.6.2          Over-Allowance Amount.  If the Construction Pricing Proposal exceeds the Allowance, then Tenant, concurrently with its delivery to Landlord of its approval of the Construction Pricing Proposal, shall deliver to Landlord cash in the amount of such excess (the “Over-Allowance Amount”).  Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance.  If, after the Construction Pricing Proposal is approved by Tenant, (a) any revision is made to the Approved Additional Programming Information or the Approved Architectural Drawings or the Tenant Improvement Work is otherwise changed, in each case in a way that increases the Construction Pricing Proposal, or (b) the Construction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the terms hereof, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord’s request.

2.7          Revisions.  If Tenant requests any revision to the Approved Space Plan, the Approved Additional Programming Information, the Approved Architectural Drawings, or the Approved Engineering Drawings (defined in Section 3.2 below) (collectively, the “Approved Plans”), Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall deliver to Tenant notice of any resulting change in the most recent Construction Pricing Proposal, if any (together with a copy of the revision itself, except in the case of the Approved Additional Programming Information), within five (5) (or, in the case of the Approved Architectural Drawings or the Approved Engineering Drawings, 15) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Amendment, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision.  If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision.  Without limitation, it shall be deemed reasonable for Landlord to disapprove any such proposed revision that conflicts with the Landlord Requirements.  Landlord shall not revise the Approved Plans without Tenant’s consent, which shall not be unreasonably withheld or conditioned.  Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Plans within two (2) business days after receiving Landlord’s request for approval thereof.  For purposes hereof, any change order affecting the Approved Plans shall be deemed a revision thereto.

2.8          Tenant’s Approval Deadline.  Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.6.1 above on or before Tenant’s Approval Deadline (defined below).  As used in this Work Letter, “Tenant’s Approval Deadline” means the date occurring 55 business days after the mutual execution and delivery of this Amendment; provided, however, that Tenant’s Approval Deadline shall be extended by one (1) day for each day, if any, of any breach by Landlord of its obligations under this Section 2.

3.	CONSTRUCTION.

3.1          Contractor.  Landlord shall retain a contractor of its choice (the “Contractor”) to perform the Tenant Improvement Work.  In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2          Engineering Drawings.  Landlord shall cause the engineering working drawings for the mechanical, electrical, plumbing, fire-alarm and fire sprinkler work in the Premises (the “Engineering Drawings”) to (a) be prepared by one or more of the Architect, the Contractor, and/or engineers or other consultants selected and/or retained by the Architect, the Contractor or Landlord, and (b) conform to the Approved Space Plan, the Approved Additional Programming Information, the first sentence of Section 4 below, and any then-existing Approved Architectural Drawings (collectively, the “Engineering Requirements”).  Engineering Drawings that conform to the Engineering Requirements shall be referred to herein as “Approved Engineering Drawings”.

3.3          Permits.  Landlord shall cause the Architect, the Contractor and/or other consultants of Landlord to submit the Approved Architectural Drawings and the Approved Engineering Drawings (collectively, the “Approved Construction Drawings”) to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all permits necessary for the Contractor to complete the Tenant Improvement Work (the “Permits”).

3.4	Construction.

3.4.1          Performance of Tenant Improvement Work; Landlord Supervision Fee.  Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.  Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to 3% of the aggregate amount of all Allowance Items other than the Landlord Supervision Fee.

3.4.2          Contractor’s Warranties.  Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall promptly cause such defect to be corrected.

4.          COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE.  Landlord shall cause the Architect and the Contractor to use the Required Level of Care (defined below) to cause the Architectural Drawings and the Engineering Drawings to comply with Law; provided, however, that Landlord shall not be responsible for any violation of Law resulting from (a) any particular use of the Premises (as distinguished from general office use), or (b) any failure of the Approved Additional Programming Information to comply with Law.  As used herein, “Required Level of Care” means the level of care that reputable architects and engineers customarily use to cause architectural and engineering plans, drawings and specifications to comply with Law where such plans, drawings and specifications are prepared for spaces in buildings comparable in quality to the Building.  Except as provided above in this Section 4, Tenant shall be responsible for ensuring that the Approved Plans are suitable for Tenant’s use of the Premises and comply with Law, and neither the preparation of any of the Approved Plans by the Architect or the Contractor nor Landlord’s approval of the Approved Plans shall relieve Tenant from such responsibility.  To the extent that either party (the “Responsible Party”) is responsible under this Section 4 for causing the Approved Plans to comply with Law, the Responsible Party may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Approved Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).

5.	COMPLETION.

5.1          Substantial Completion.  For purposes of Section 2.2.A of this Amendment, and subject to Section 5.2 below, the Tenant Improvement Work shall be deemed to be “Substantially Complete” upon the completion of the Tenant Improvement Work pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Premises.

5.2          Tenant Cooperation; Tenant Delay.  Tenant shall use reasonable efforts to cooperate with Landlord, the Architect, the Contractor, and Landlord’s other consultants to complete all phases of the plans and specifications for the Tenant Improvement Work, approve the Construction Pricing Proposal, obtain the Permits, and complete the Tenant Improvement Work as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress.  Without limiting the foregoing, if (i) the Tenant Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (ii) any electrical or other portions of such furniture stations must be installed in order for Landlord to obtain any governmental approval required for occupancy of the Premises, then (x) Tenant, upon five (5) business days’ notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Section 9.C of the Lease, and (y) during the period of Tenant’s entry into the Premises for the purpose of performing such installation, all of Tenant’s obligations under this Amendment relating to the Premises shall apply, except for the obligation to pay monthly Rent.  In addition, without limiting the foregoing, if the Substantial Completion of the Tenant Improvement Work is delayed (a “Tenant Delay”) as a result of (a) any failure of Tenant to approve the Construction Pricing Proposal pursuant to Section 2.6.1 above on or before Tenant’s Approval Deadline; (b) any failure of Tenant to timely approve the Engineering Drawings for any reason other than their failure to satisfy the Engineering Requirements; (c) any failure of Tenant to timely approve any other matter requiring Tenant’s approval; (d) any breach by Tenant of this Work Letter or this Amendment; (e) any request by Tenant for any revision to, or for Landlord’s approval of any revision to, any portion of the Approved Plans (except to the extent that such delay results from a breach by Landlord of its obligations under Section 2.7 above); (f) any requirement of Tenant for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvement Work as set forth in this Amendment; (g) any change to the base, shell or core of the Premises or Building required by the Approved Construction Drawings; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Amendment, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred.  Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

6.          MISCELLANEOUS.  Notwithstanding any contrary provision of this Amendment, if Tenant defaults under this Amendment before the Tenant Improvement Work is completed, Landlord’s obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.  This Work Letter shall not apply to any space other than the Premises.

EXHIBIT C

NOTICE OF LEASE TERM DATES

__________________, 20__

To:

Re: ________ Amendment (the “Amendment”), dated __________, 20__ to a lease agreement dated ___________, 20__, between ___________________, a (“Landlord”), and ________________, a (“Tenant”), concerning Suite _____ on the __________ floor of the building located at __________________, _____________ California (the “2017 Expansion Space”).

Lease ID: ______________________
Business Unit Number: ___________

Dear ____________:

In accordance with the Amendment, Tenant accepts possession of the 2017 Expansion Space and confirms that (a) the 2017 Expansion Effective Date is ___________, 20__, and (b) Second Extended Expiration Date is __________, 20__.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention.  Please note that, under Section 2.2.B of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.

“Landlord”:

,
a

By:
Name:
Title:

Agreed and Accepted as
of ______, 20__.

“Tenant”:

,
a

By:
Name:
Title: